EXHIBIT 23

CONSENT OF KABANI & COMPANY, INC., INDEPENDENT AUDITORS

We consent to the inclusion of our report dated March 31, 2007 with respect to the consolidated financial statements of Landbank Group, Inc. for the year ended December 31, 2006 in the Annual Report of Landbank Group, Inc. on Form 10-KSB for the year ended December 31, 2006.

/s/ KABANI & COMPANY, INC.

CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California

March 31, 2007